REMINDER




                                    February 1, 1999



Dear Fellow Shareholders:

Our February 23, 1999 Annual Meeting of Shareholders is rapidly approaching, and to date we have not received your proxy.

We ask for your support in voting FOR Proposal 1, the election of directors; FOR Proposal 2, the appointment of independent accountants; and FOR Proposal 3, approval of a 1999 Salaried Employee Stock Incentive Plan.

You are once again cordially invited to attend the annual meeting of our company which will be held in the Stuyvesant Room of the New York Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York, at 10:00 a.m. on Tuesday, February 23, 1999. Whether or not you attend, however, please return your proxy at this time or select the option to vote by telephone or to vote on-line if you have access to the Internet. For these options, please see the instructions enclosed.

The representation of your shares at our annual meeting is a great source of strength for our company.

                                    Sincerely,



                                    John A. Luke, Jr.
                                    Chairman, President and
                                    Chief Executive Officer